As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-_____________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

Grey Cloak Tech Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

27-0777112

(I.R.S. Employer

Identification No.)

10300 W. Charleston

Las Vegas, NV 89135

(Address of Principal Executive Offices, Including Zip Code)

____________________

2020 Omnibus Stock Grant and Option Plan

(Full Title of the Plan)

____________________

Kevin “Duke” Pitts

Grey Cloak Tech Inc.

10300 W. Charleston

Las Vegas, NV 89135

(702) 201-6450

(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Brian A. Lebrecht, Esq.

Clyde Snow & Sessions, PC

201 S. Main Street, Suite 1300

Salt Lake City, UT 84111

(801) 433-2453

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☒ ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	25,000,000 (2)	$0.06	$1,500,000	$194.70
Total Registration Fee	25,000,000	$0.06	$1,500,000	$194.70

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low transaction prices as reported by the marketplace maintained by OTC Markets, Inc. on September 30, 2020.

(2)	These securities to be registered represent shares of Common Stock reserved for issuance under the Grey Cloak Tech Inc. 2020 Omnibus Stock Grant and Option Plan (the “Plan”). Pursuant to Rule 416, shares of Common Stock of the Company issuable pursuant to the exercise of awards granted or to be granted under the Plan in order to prevent dilution resulting from any future stock split, stock dividend, or similar transaction, are also being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Annual Report dated August 10, 2020 on Form 10-K for the year ended December 31, 2019, filed with the Commission on August 10, 2020.

(ii)	The Registrant’s Quarterly Report dated August 14, 2020 on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on August 14, 2020.

(iii)	The Registrant’s Quarterly Report dated September 15, 2020 on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on September 15, 2020.

(ii)	All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

The Company’s authorized capital stock consists of 2,500,000,000 Shares of Common Stock, $0.001 par value per Share. There are no provisions in the Company’s charter or by-laws that would delay, defer or prevent a change in control. However, there exists such provisions in the Company’s charter that may make a change of control more difficult.

The holders of the Company’s Common Stock have equal ratable rights to dividends from funds legally available if and when declared by the Company’s board of directors and are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Company’s affairs. The Company’s Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. The Company’s Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of the Company’s Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

The Company refers you to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Clyde Snow & Sessions, PC, counsel to the Company.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such offer or director actually or reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Directors’ and Officers’ Liability Insurance

We currently do not have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

4.1	Grey Cloak Tech Inc. 2020 Omnibus Stock Grant and Option Plan (the “Plan”)

4.2	Form of Statutory Stock Option Agreement relating to options granted under the Plan

4.3	Form of Non-Statutory Stock Option Agreement relating to options granted under the Plan

5.1	Opinion of Clyde Snow & Sessions, PC

23.1	Consent of Clyde Snow & Sessions, PC (included in Exhibit 5.1)

23.2	Consent of BF Borgers CPA PC

Item 9.	Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate,represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, NV.

Grey Cloak Tech Inc.

Dated: October 1, 2020		/s/ Kevin Pitts
	By:	Kevin “Duke” Pitts
President

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: October 1, 2020	/s/ Kevin Pitts
By: Kevin “Duke” Pitts, Director

Dated: October 1, 2020	/s/ William Bossung
By: William Bossung, Director

Dated: October 1, 2020	/s/ William Croyle
By: William Croyle, Director

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